CINCINNATI FINANCIAL CORPORATION

Investor Contact: Heather J. Wietzel, 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik, 513-603-5323 Media_Inquiries@cinfin.com
Cincinnati Financial Reports Profitable 2008 Third Quarter
•	Positive net and operating income for three- and nine-month periods

•	Book value holds steady for the quarter at $28.87 on September 30
Cincinnati, October 29, 2008 — Cincinnati Financial Corporation (Nasdaq: CINF) today reported:
•	Net income of $247 million, or $1.50 per share, in the 2008 third quarter, compared with $124 million, or 72 cents, in the 2007 third quarter. Third-quarter 2008 realized investment gains were significantly higher. Common stocks sales to lock in gains and diversify the portfolio more than offset previously announced non-cash impairment charges.
•	Operating income* of $74 million, or 45 cents per share, in the 2008 third quarter, compared with $114 million, or 66 cents, in the 2007 third quarter. Previously announced catastrophe losses reduced 2008 third-quarter operating income by 25 cents per share compared with 5 cents last year. Nine-month operating income of $1.54 per share included an 87-cent catastrophe loss impact compared with a 10-cent impact on last year’s nine-month operating income of $2.49 per share.
Financial Highlights

	Three months ended September 30,			Nine months ended Setpember 30,
(Dollars in millions except share data)	2008	2007	Change %	2008	2007	Change %

Revenue Highlights
Earned premiums	$781	$811	(3.7)	$2,355	$2,447	(3.8)
Investment income	130	152	(14.5)	412	451	(8.5)
Total revenues	1,186	982	20.8	2,806	3,283	(14.5)
Income Statement Data
Net income	$247	$124	99.5	$268	$669	(59.9)
Net realized investment gains and losses	173	10	nm	16	238	(93.2)

Operating income*	$74	$114	(35.4)	$252	$431	(41.6)

Per Share Data (diluted)
Net income	$1.50	$0.72	108.3	$1.64	$3.86	(57.5)
Net realized investment gains and losses	1.05	0.06	nm	0.10	1.37	(92.7)

Operating income*	$0.45	$0.66	(31.8)	$1.54	$2.49	(38.2)

Book value				$28.87	$38.47	(25.0)
Cash dividend declared	$0.39	$0.355	9.9	$1.17	$1.065	9.9
Weighted average shares outstanding	164,242,185	172,399,539	(4.7)	163,834,163	173,423,199	(5.5)
Insurance Operations Highlights
•	$727 million in third-quarter 2008 consolidated property casualty net written premiums compared with $736 million in the 2007 third quarter. Strong contribution of new business written by agencies partially offset the effects of competition in the commercial markets and current economic trends. Excess and surplus lines operations launched in January 2008 added $4 million to new business in the third quarter and $8 million year-to-date.
•	Property casualty underwriting loss of $9 million in 2008 third quarter compared with underwriting profit of $21 million in the 2007 third quarter. 2008 property casualty results were reduced by catastrophe losses.
•	Three- and nine-month property casualty combined ratio near breakeven despite catastrophe losses from Hurricane Ike.
•	3 cents per share contribution from life insurance operations to third-quarter operating income, down from 5 cents.
Investment and Balance Sheet Highlights
•	Book value of $28.87 at September 30, 2008, almost flat from $28.99 at June 30, 2008, but down from year-end 2007 on valuation changes in first half of year. Property casualty statutory surplus rose slightly from its midyear level.
•	Pretax investment income of $130 million in 2008 third quarter compared with $152 million in 2007 third quarter. Dividend income from the equity portfolio declined due to dividend cuts, some from positions that the company has since sold or reduced.
•	Equity sales of portions of selected positions locked in gains or reduced concentrations. Proceeds to be reinvested in sectors with better total return prospects. Sales helped reduce financial sector concentration by 25 percent since midyear.
Outlook**
•	Outlook for specific full-year 2008 metrics unchanged from September update. Management anticipates full-year profitability and continued capital strength, which supports our cash dividend and continued investment in insurance operations, even in a difficult economic and industry environment.

*	The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles or Statutory Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 8).

nm	Not meaningful

Financial and Operational Strength for Current Challenges and Ongoing Success
     Kenneth W. Stecher, president and chief executive officer, commented, “The current instability of financial markets highlights the value of operating in a transparent and conservative way, building a cushion of financial strength over a period of years. A long-term perspective governs all of our major decisions — to the consistent benefit of our policyholders, agents, shareholders and associates. We continue to focus on our risk management program, with the goal of more specifically defining our risk limits, aligning our operating plan accordingly and improving management’s ability to identify and respond to changing conditions.
     “Exceptional liquidity arises from our strong cash flows and prudent cash balances. All of our insurance subsidiaries continue to be highly rated, operating with a level of capital far exceeding regulatory requirements. Statutory surplus of our property casualty insurance companies increased slightly during the third quarter of 2008. Plus, unlike many insurers, we hold significant additional assets at the parent company level, increasing our flexibility through all periods to maintain our cash dividend and to continue to invest in and expand our insurance operations.
     “New internal parameters for our investment portfolio, including more conservative limits on sector and issuer concentrations, are helping us prepare to withstand future challenges. Recent sales of selected common stock holdings are part of a strategic rebalancing, providing cash for reinvestment into sectors that we believe have better prospects for both current income and long-term appreciation. In early October we sold approximately 9 million additional shares of Fifth Third Bancorp (NASDAQ: FITB), reducing our position to 20 million shares. In total, we have reduced our financial sector holdings 25 percent since midyear, moving this sector more in line with our longer-term targets. In large part, common stock sales occurred when we exercised appropriate sell discipline to lock in gains.
     “At quarter-end, fixed-maturity investments represented almost 60 percent of the portfolio, a level management believes is appropriate. We view our diversification to be consistent with our view of prudent risk management. Going forward, we will evaluate all of our fixed-maturity and equity investments using our investment parameters and risk limits and adding to both the fixed maturity and equity portfolios, as appropriate. We believe our current capital position can withstand short-term pressures, such as the market volatility that we have experienced in October,” Stecher noted.
Third Quarter 2008 Underwriting Results and Full-year 2008 Property Casualty Outlook
     Steven J. Johnston, FCAS, MAAA, CFA, chief financial officer, said, “As we work to write profitable insurance business, we continue to face unfavorable pricing and economic trends. At this time, we continue to believe that 2008 full-year written premiums could decline by 5 percent, or slightly more, if pessimistic views of these trends prove accurate and commercial insurance pricing continues to be very competitive.
     “A more optimistic view could result in a rate of decline for full-year 2008 premiums closer to the 4.2 percent we experienced so far in 2008. This pace is appropriate and consistent with our agents’ practice of selecting and retaining accounts with manageable risk characteristics that support the lower prevailing prices. It reflects the advantages of our three-year policies. We believe this pace also reflects the advantages we achieve by maintaining an experienced field force. Our representatives live in our agents’ communities and serve their clients, providing us with quality intelligence on local market conditions. Since the end of the third quarter, our first Texas representative has begun to explore relationships with agencies in the Austin market, and our second team member is scheduled to relocate to the Dallas market in November.
     “We continue to pioneer this and other new paths to future growth. During the third quarter, we introduced our excess and surplus lines capabilities to additional agencies in more states, staying on track with our plans to have these products available in 33 states by year end. We continued appointing new agencies and working to position our personal lines for profitable future growth, including introducing personal lines capabilities in new geographies. We look to 2009 for momentum in all of these initiatives, as well as advances in our technology that will make it easier for agents and their policyholders to do business with our company.”
     Johnston continued, “High catastrophe losses continued to temper property casualty profitability despite satisfactory underlying trends. Our commercial lines combined ratio was 96.6 percent for the nine-month period, despite a 5.5 percentage-point rise in commercial catastrophe losses. We continue to see the potential for the full-year 2008 combined ratio for our overall property casualty operations to remain slightly above 100 percent.
     “We’re taking that conservative view of the combined ratio because of the record catastrophe losses this year. Hurricane Ike moved into the Midwest on September 14, causing unusually high winds in Ohio, Indiana and Kentucky. Our third-quarter estimate of gross losses from that storm was $105 million, making it the single largest gross catastrophe event in the company’s history. Net of reinsurance, the loss is estimated at $57 million. Our reinsurance program, an important part of our risk management efforts, protected our surplus from outsized losses as intended. Virtually all of the losses reported by our policyholders occurred in the Midwest.
     “Through October 24, we had received approximately 18,000 claims from Hurricane Ike, of which more than 80 percent have been closed. To restore the affected layers of our catastrophe reinsurance treaty, we incurred a reinstatement premium of $11 million, which reduced written and earned premiums for the three- and nine-month periods.”
     Johnston noted, “In mid-2008, we modified our defined benefit pension plan and began transitioning to a sponsored 401(k) with company matching of associate contributions. This action reduces the company’s future risk while offering associates an up-to-date, more flexible benefits program. The pension plan now includes only associates 40 years of age or older on August 31, 2008, who elected to remain in the plan. We now expect fourth-quarter 2008 results to reflect a settlement cost of approximately $26 million, largely related to benefit distributions to those who left the qualified pension plan. Going forward, we expect potential savings from lower funding requirements for the pension plan to be offset by company matching contributions to 401(k) accounts for associates who do not accrue pension plan benefits.”
Risk Management Strengthens Investment Opportunities
     Stecher added, “Our rebalancing actions, together with market and economic forces, have significantly changed our investment portfolio over the past 12 months. The decision to rebalance our portfolio grew out of our implementation of an enhanced risk management process, which involves modeling outcomes, setting tolerances and acting to optimize use of our capital. We considered opportunities to reduce volatility risk while retaining upside potential. After common stock sales made since midyear, our financial sector holdings now account for approximately 30 percent of the market value of our equity portfolio, down 25 percent.
     “While our equity portfolio now is better positioned for total return, it is producing lower dividend income. We expect full-year 2008 pretax investment income to be less than 90 percent of the 2007 level, with no resumption of earned dividend growth in 2009. We also expect our highly rated and diversified $5.941 billion bond and short-term investment portfolio to continue providing steady interest income. We generally hold bonds to maturity, redeeming them at full value of the principal.”
     Stecher concluded, “We believe that our strong surplus position and superior insurer financial strength ratings are competitive advantages that help our agents market our policies. In this market, consistency and predictability are our most valuable differentiators. Our financial strength supports the consistent, predictable performance that our policyholders, agents, associates and shareholders have always expected and received. We will continue to manage our capital to withstand significant challenges. We believe our capital position and cash flow continues to support our cash dividend, which the board sees as a priority over repurchase in this market.”

Consolidated Property Casualty Insurance Operations

	Three months ended September 30,			Nine months ended September 30,
(Dollars in millions)	2008	2007	Change %	2008	2007	Change %

Written premiums	$727	$736	(1.3)	$2,292	$2,392	(4.2)

Earned premiums	$751	$777	(3.3)	$2,262	$2,348	(3.6)
Loss and loss expenses excluding catastrophes	460	511	(9.9)	1,362	1,409	(3.3)
Catastrophe loss and loss expenses	63	13	375.8	219	28	688.6
Commission expenses	124	127	(3.0)	409	440	(6.9)
Underwriting expenses	110	102	9.0	287	270	6.3
Policyholder dividends	3	3	0.8	11	9	18.9

Underwriting profit (loss)	$(9)	$21	(144.8)	$(26)	$192	(113.3)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	61.3%	65.7%		60.2%	60.0%
Catastrophe loss and loss expenses	8.4	1.7		9.7	1.2

Loss and loss expenses	69.7	67.4		69.9	61.2
Commission expenses	16.5	16.5		18.1	18.7
Underwriting expenses	14.7	13.0		12.6	11.5
Policyholder dividends	0.4	0.4		0.5	0.4

Combined ratio	101.3%	97.3%		101.1%	91.8%

Reserve development impact on loss and loss expense ratio	13.7%	6.5%		8.9%	5.4%
•	1.3 percent and 4.2 percent declines in third-quarter and nine-month 2008 property-casualty net written premiums, reflecting weakening economy, soft pricing and disciplined underwriting.
•	$92 million in third-quarter 2008 new business written directly by agencies, up 12.1 percent from $82 million in last year’s third quarter.
•	Positive benefits from growth initiatives seen in third quarter including $8 million in nine-month net written premiums from excess and surplus lines operations launched in January 2008.
•	New state, new agency and other initiatives also contributed. Agency relationships rise to 1,118 with 1,369 reporting locations marketed property casualty insurance products at quarter end, up from 1,092 agency relationships with 1,327 reporting locations at year-end 2007.
•	101.3 percent third-quarter and 101.1 percent nine-month 2008 GAAP combined ratios. Near breakeven performance achieved in both periods despite significantly higher catastrophe losses. The effects of soft pricing and loss cost inflation were offset by higher savings from favorable development on prior year reserves.
•	$63 million in third-quarter 2008 catastrophe losses, due primarily to Hurricane Ike.

			Three months ended September 30,			Nine months ended September 30,
(In millions, net of reinsurance)			Commercial	Personal		Commercial	Personal
Dates	Cause of loss	Region	lines	lines	Total	lines	lines	Total

2008
First quarter catastrophes			$(1)	$0	$(1)	$21	$21	$42
Second quarter catastrophes			(2)	(10)	(12)	66	34	100
Jul. 19	Wind, hail, flood, water, hydrostatic	Midwest	3	3	6	3	3	6
Jul. 26	Wind, hail, flood, water, hydrostatic	Midwest	1	8	9	1	8	9
Sep. 12-14	Hurricane Ike	South, Midwest	20	37	57	20	37	57
All other			1	0	1	3	3	6
Development on 2007 and prior catastrophes			1	2	3	(2)	1	(1)

Calendar year incurred total			$23	$40	$63	$112	$107	$219

2007
First quarter catastrophes			$(1)	$1	$0	$5	$2	$7
Second quarter catastrophes			2	1	3	4	4	8
Sep. 20-21	Wind, hail, flood	Midwest	1	6	7	1	6	7
All other			4	2	6	18	8	26
Development on 2006 and prior catastrophes			(5)	2	(3)	(11)	(9)	(20)

Calendar year incurred total			$1	$12	$13	$17	$11	$28

Insurance Segment Highlights
Commercial Lines Insurance Operations

	Three months ended September 30,			Nine months ended September 30,
(Dollars in millions)	2008	2007	Change %	2008	2007	Change %

Written premiums	$538	$544	(1.2)	$1,759	$1,851	(4.9)

Earned premiums	$582	$600	(3.0)	$1,743	$1,810	(3.7)

Loss and loss expenses excluding catastrophes	348	395	(11.8)	1,034	1,068	(3.3)
Catastrophe loss and loss expenses	23	1	nm	112	17	574.2
Commission expenses	91	94	(4.3)	304	330	(7.8)
Underwriting expenses	87	79	10.6	223	202	10.6
Policyholder dividends	3	3	0.8	11	9	18.9

Underwriting profit	$30	$28	7.2	$59	$184	(67.8)

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	59.8%	65.8%		59.3%	59.0%
Catastrophe loss and loss expenses	4.0	0.2		6.4	0.9

Loss and loss expenses	63.8	66.0		65.7	59.9
Commission expenses	15.6	15.8		17.5	18.3
Underwriting expenses	14.9	13.1		12.8	11.1
Policyholder dividends	0.6	0.5		0.6	0.5

Combined ratio	94.9%	95.4%		96.6%	89.8%

Reserve development impact on loss and loss expense ratio	15.0%	7.1%		10.1%	5.6%
•	1.2 percent and 4.9 percent declines in third-quarter and nine-month 2008 commercial lines net written premiums, primarily a result of weakening economy, soft pricing and disciplined underwriting.
•	$77 million in third-quarter 2008 new commercial lines business written directly by agencies, up 6.0 percent from $72 million in last year’s third quarter. Nine-month new business rose 6.3 percent to $229 million from $216 million.
•	Improved third-quarter 2008 combined ratio despite 3.8 percentage-point rise in the contribution of catastrophe losses. Savings from favorable development on prior year reserves rose substantially.
•	Higher nine-month 2008 combined ratio primarily due to 5.5 percentage-point rise in the contribution of catastrophe losses. Other factors contributing to the change in the ratio were higher savings from favorable development on prior year reserves, lower pricing, normal loss cost inflation and higher underwriting expenses. Lower commission expenses partially offset these increases.
•	Higher savings from favorable development on prior year reserves continued to reflect fluctuations in savings for the commercial casualty line of business.
Personal Lines Insurance Operations

	Three months ended September 30,			Nine months ended September 30,
(Dollars in millions)	2008	2007	Change %	2008	2007	Change %

Written premiums	$184	$192	(4.0)	$525	$542	(3.1)

Earned premiums	$167	$177	(5.4)	$518	$538	(3.6)

Loss and loss expenses excluding catastrophes	111	116	(4.1)	328	341	(3.8)
Catastrophe loss and loss expenses	40	12	222.3	107	11	858.0
Commission expenses	32	33	(2.1)	103	110	(5.8)
Underwriting expenses	22	23	(2.5)	62	68	(9.1)

Underwriting profit (loss)	$(38)	$(7)	(457.8)	$(82)	$8	nm

Ratios as a percent of earned premiums:
Loss and loss expenses excluding catastrophes	66.3%	65.4%		63.2%	63.3%
Catastrophe loss and loss expenses	23.8	7.0		20.7	2.1

Loss and loss expenses	90.1	72.4		84.0	65.4
Commission expenses	19.4	18.7		19.9	20.4
Underwriting expenses	12.9	12.7		12.0	12.6

Combined ratio	122.5%	103.8%		115.9%	98.6%

Reserve development impact on loss and loss expense ratio	9.1%	4.0%		5.1%	4.6%
•	4.0 percent and 3.1 percent declines in third-quarter and nine-month 2008 personal lines net written premiums due to lower policy counts and pricing changes that reduced premiums per policy. Higher new personal lines business partially offset those factors.

•	$11 million in third-quarter 2008 personal lines new business written directly by agencies, up 11.8 percent from $10 million in last year’s third quarter. Nine-month new business rose 6.7 percent to $30 million from $28 million.

•	18.7 percentage-point rise in third-quarter 2008 combined ratio largely due to higher catastrophe losses. In addition to catastrophes, lower pricing and normal loss cost inflation continued to weigh on homeowner results. However, the loss and loss expense ratio for the largest line of business in this segment, personal auto, remained very healthy.

•	Higher savings from favorable development on prior year reserves continue to reflect normal fluctuations in savings for the other personal line of business, which includes personal umbrella liability coverages.
Life Insurance Operations

	Three months ended September 30,			Nine months ended September 30,
(In millions)	2008	2007	Change %	2008	2007	Change %

Written premiums	$44	$39	13.9	$135	$126	6.7

Earned premiums	$30	$34	(12.2)	$93	$99	(6.8)
Investment income, net of expenses	30	28	5.0	89	85	4.3
Other income	0	1	(103.7)	1	4	(61.7)

Total revenues, excluding realized investment gains and losses	60	63	(6.1)	183	188	(2.8)

Contract holders benefits	41	36	11.5	115	98	16.7
Expenses	11	15	(21.7)	33	44	(25.2)

Total benefits and expenses	52	51	1.9	148	142	3.7

Net income before income tax and realized investment gains and losses	8	12	(38.8)	35	46	(23.0)
Income tax	3	4	(36.2)	12	16	(22.0)

Net income before realized investment gains and losses	$5	$8	(40.1)	$23	$30	(23.6)

•	$135 million in total nine-month 2008 life insurance segment net written premiums. Written premiums include life insurance, annuity and accident and health premiums.

•	3.8 percent increase to $108 million in nine-month 2008 written premiums for life insurance products in total.

•	23.3 percent increase to $23 million in nine-month 2008 written premiums for fixed annuity products.

•	9.8 percent rise to $58 million in nine-month 2008 term life insurance written premiums, reflecting marketing advantages of competitive, up-to-date products, personal service and policies backed by financial strength.

•	4.9 percent rise in face amount of life policies in force to $64.901 billion at September 30, 2008, from $61.875 billion at year-end 2007.

•	$7 million decrease in nine-month 2008 operating profit, primarily due to less favorable mortality experience.

•	During 2008, the LifeHorizons term insurance product was redesigned and a new 20-year term worksite product was introduced. These improvements support opportunities to cross-sell life insurance products to clients of the independent agencies that sell Cincinnati’s property casualty insurance policies.

Investment and Balance Sheet Highlights
Investment Operations

	Three months ended September 30,			Nine months ended September 30,
(In millions)	2008	2007	Change %	2008	2007	Change %

Investment income:
Interest	$83	$77	6.8	$238	$229	3.8
Dividends	46	75	(38.9)	169	219	(22.8)
Other	3	4	(7.3)	10	11	(4.0)
Investment expenses	(2)	(4)	52.2	(5)	(8)	37.8

Total investment income, net of expenses	130	152	(14.5)	412	451	(8.5)

Investment interest credited to contract holders	(16)	(14)	(10.7)	(47)	(43)	(10.4)

Realized investment gains and losses summary:
Realized investment gains and losses	401	20	nm	441	371	19.1
Change in fair value of securities with embedded derivatives	(8)	(3)	(174.8)	(13)	1	nm
Other-than-temporary impairment charges	(121)	(1)	nm	(400)	(2)	nm

Total realized investment gains and losses	272	16	nm	28	370	(92.4)

Investment operations income	$386	$154	151.6	$393	$778	(49.4)

•	14.5 percent and 8.5 percent declines in third-quarter and nine-month 2008 pretax net investment income, primarily due to dividend reductions of financial sector common and preferred holdings, including reductions earlier in the year on positions subsequently sold or reduced.

•	Third-quarter pretax realized investment gains of $272 million included $401 million in net gains from investment sales and bond calls. These gains included $360 million from sales of 38 million shares of Fifth Third, $112 million from the sale of other financial stocks and $27 million from the sale of various non-financial common stock holdings. These gains were partially offset by realized losses of $80 million, primarily from the sales of certain distressed bonds and preferred shares in the financial sector.

•	Third-quarter pretax realized investment gains of $272 million achieved despite $121 million in non-cash charges for other-than-temporary impairments, which included $47 million to write down preferred shares of Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Total third-quarter charges represented 1.2 percent of invested assets.

•	Impairments of equity securities accounted for more than 80 percent of total nine-month other-than-temporary impairment charges, reflecting the portfolio mix, the historic weighting in financial sector securities and the unprecedented decline in overall stock market values during 2008.

	At September 30,	At December 31,
(Dollars in millions except share data)	2008	2007

Balance sheet data
Invested assets	$10,160	$12,261
Total assets	14,303	16,637
Short-term debt	69	69
Long-term debt	791	791
Shareholders’ equity	4,687	5,929
Book value per share	28.87	35.70

Debt-to-capital ratio	15.5%	12.7%

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Performance measures
Comprehensive income (loss)	$41	$(149)	$(927)	$30
Return on equity, annualized	21.0%	7.4%	6.7%	13.4%
Return on equity, annualized, based on comprehensive income (loss)	3.5	(8.9)	(23.3)	0.6
•	$10.160 billion in investment assets at September 30, 2008, compared with $10.379 billion at June 30, 2008. Cash and equivalents at $347 million at quarter-end, compared with $333 million at June 30.

•	Shareholders’ equity was $4.687 billion, or $28.87 per share, at September 30, 2008, essentially unchanged from June 30, 2008, but down from year-end 2007 due to declines in investment values during the first six months of 2008.

•	$5.941 billion A1/A+-average rated bond portfolio at September 30, 2008, containing a diverse mix of taxable and tax-exempt securities.

•	$4.137 billion equity portfolio includes $1.737 billion in pretax unrealized gains.

•	$3.687 billion in statutory surplus for the property casualty insurance group at September 30, 2008, compared with $3.650 billion at June 30, 2008. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 67.5 percent at September 30, 2008, compared with 86.0 percent at year-end 2007.

•	No repurchases of common stock during the third quarter. Approximately 8.5 million shares remain authorized for repurchase.

For additional information or to register for this morning’s conference call webcast, please visit www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. The Cincinnati Life Insurance Company markets life and disability income insurance and annuities. CSU Producer Resources Inc., is our excess and surplus lines brokerage, serving the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and nonprofit organizations. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496 Cincinnati, Ohio 45250-5496	6200 South Gilmore Road Fairfield, Ohio 45014-5141
Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21. Although we often review and update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
•	Multi-notch downgrades of the company’s financial strength ratings

•	Concerns that doing business with the company is too difficult or

•	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Further decline in overall stock market values negatively affecting the company’s equity portfolio and book value; in particular further declines in the market value of financial sector stocks

•	Securities laws that could limit the manner, timing and volume of our investment transactions

•	Events, such as the credit crisis triggered by subprime mortgage lending practices, that lead to:
•	Significant decline in the value of a particular security or group of securities, such as our financial sector holdings, and impairment of the asset(s)

•	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

•	Significant rise in losses from surety and director and officer policies written for financial institutions
•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments

•	Inaccurate estimates or assumptions used for critical accounting estimates

•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•	Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Increased frequency and/or severity of claims

•	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•	Increased competition that could result in a significant reduction in the company’s premium growth rate

•	Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•	Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs

•	Actions of insurance departments, state attorneys general or other regulatory agencies that:
•	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

•	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

•	Increase our expenses

•	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

•	Limit our ability to set fair, adequate and reasonable rates

•	Place us at a disadvantage in the marketplace

•	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings

•	Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe, terrorism or construction delays, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Cincinnati Financial Corporation
Condensed Balance Sheets and Statements of Income (unaudited)

	September 30,	December 31,
(Dollars in millions)	2008	2007

Assets
Investments	$10,160	$12,261
Cash and cash equivalents	347	226
Premiums receivable	1,103	1,107
Reinsurance receivable	846	754
Other assets	1,847	2,289

Total assets	$14,303	$16,637

Liabilities
Insurance reserves	$5,719	$5,445
Unearned premiums	1,583	1,564
Deferred income tax	236	977
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debentures due 2028	392	392
Other liabilities	1,287	1,931

Total liabilities	9,616	10,708

Shareholders’ Equity
Common stock and paid-in capital	1,456	1,442
Retained earnings	3,482	3,404
Accumulated other comprehensive income	956	2,151
Treasury stock	(1,207)	(1,068)

Total shareholders’ equity	4,687	5,929

Total liabilities and shareholders’ equity	$14,303	$16,637

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions except per share data)	2008	2007	2008	2007

Revenues
Earned premiums	$781	$811	$2,355	$2,447
Investment income, net of expenses	130	152	412	451
Realized investment gains and losses	272	16	28	370
Other income	3	3	11	15

Total revenues	1,186	982	2,806	3,283

Benefits and Expenses
Insurance losses and policyholder benefits	563	559	1,693	1,533
Commissions	130	136	428	466
Other operating expenses	137	127	365	345

Total benefits and expenses	830	822	2,486	2,344

Income Before Income Taxes	356	160	320	939

Provision for Income Taxes	109	36	52	270

Net Income	$247	$124	$268	$669

Per Common Share:
Net income—basic	$1.51	$0.72	$1.64	$3.89
Net income—diluted	$1.50	$0.72	$1.64	$3.86
* * *

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures
(See attached tables for 2008 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas — property casualty insurance, life insurance and investments — when analyzing both GAAP and certain non-GAAP measures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

•	For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

•	Written premium adjustment — statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.

Cincinnati Financial Corporation
Quarterly Net Income Reconciliation

	Three months ended	Nine months ended
(In millions except per share data)	September 30, 2008	September 30, 2008

Net income	$247	$268
Net realized investment gains and losses	173	16

Operating income	74	252
Less catastrophe losses	(41)	(142)

Operating income before catastrophe losses	$115	$394

Diluted per share data:
Net income	$1.50	$1.64
Net realized investment gains and losses	1.05	0.10

Operating income	0.45	1.54
Less catastrophe losses	(0.25)	(0.87)

Operating income before catastrophe losses	$0.70	$2.41

Quarterly Property Casualty Reconciliation

	Three months ended September 30, 2008
(Dollars in millions)	Consolidated	Commercial	Personal

Premiums:
Adjusted written premiums (statutory)	$735	$546	$184
Written premium adjustment — statutory only	(8)	(8)	—

Reported written premiums (statutory)	727	538	184
Unearned premiums change	24	44	(17)

Earned premiums	$751	$582	$167

Statutory combined ratio :
Statutory combined ratio	102.8%	97.3%	120.6%
Less catastrophe losses	8.4	4.0	23.8

Statutory combined ratio excluding catastrophe losses	94.4%	93.3%	96.8%

Commission expense ratio	17.7%	18.1%	16.4%
Other expense ratio	15.5	15.4	14.0

Statutory expense ratio	33.2%	33.5%	30.4%

GAAP combined ratio	101.3%	94.9%	122.5%

	Nine months ended September 30, 2008
(Dollars in millions)	Consolidated	Commercial	Personal

Premiums:
Adjusted written premiums (statutory)	$2,309	$1,776	$525
Written premium adjustment — statutory only	(17)	(17)	—

Reported written premiums (statutory)	2,292	1,759	525
Unearned premiums change	(30)	(16)	(7)

Earned premiums	$2,262	$1,743	$518

Statutory combined ratio :
Statutory combined ratio	100.5%	95.9%	114.9%
Less catastrophe losses	9.7	6.4	20.7

Statutory combined ratio excluding catastrophe losses	90.8%	89.5%	94.2%

Commission expense ratio	17.6%	17.1%	18.9%
Other expense ratio	13.0	13.1	12.0

Statutory expense ratio	30.6%	30.2%	30.9%

GAAP combined ratio	101.1%	96.6%	115.9%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.